Exhibit 10.51

AGREEMENT OF SALE

THIS AGREEMENT made this 24th day of April, 2012, between KIMCO KISSIMMEE 613, INC., a Florida corporation, with an office at 3333 New Hyde Park Road, Suite 100 (P. 0. Box 5020), New Hyde Park, New York 11042 (hereinafter, “Seller”), and THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company, with an office at 11501 Northlake Drive, Cincinnati, Ohio 45249 (hereinafter, “Buyer”).

WHEREAS, Seller owns a shopping center known as “Vine Street Square” located in Kissimmee, Florida (the “Shopping Center”) and Seller wishes to sell and Buyer wishes to buy the Shopping Center;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

I. DEFINITIONS. The following expressions shall have the meanings set forth below:

1.1 “Real Estate” means the land described on Exhibit 1.1 and all of the buildings and other improvements constructed thereon.

1.2 “Space Lease(s)” means all lease(s), license(s), concessions or other occupancy or use agreements (other than subleases, licenses or concession agreements made by Space Lease tenants), including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate. All existing Space Leases as of the date hereof are listed on attached Exhibit 1.2.

1.3 “Property” means collectively all of Seller’s rights and interests in the Real Estate, the Space Leases and the other assets described in Article 2 hereof.

1.4 “Closing Date” means the date on which Closing occurs. “Closing” means the event whereby title to the Property is actually conveyed by Seller to Buyer.

1.5 “Service Contracts” means all written agreements pursuant to which goods, services or supplies are furnished on a recurring basis for the operation of the Real Estate. A list of such Service Contracts are attached as Exhibit 1.5.

1.6 “Escrow Agent” means First American Title Insurance Company.

1.7 “Due Diligence Period” means a period of time commencing on the date first written above’, in any case, and expiring at 11:59 p.m., New York time, on the 30th calendar day thereafter or the first business day after such 30th day if such 30th day is not a business day.

1.8 “Permitted Exceptions” means those certain title exceptions shown in the Title Commitment which are either (i) not objected to by Buyer in Buyer’s Title Notice, (ii) objected to by Buyer in Buyer’s Title Notice, but thereafter successfully corrected by Seller pursuant to title correction undertaken by Seller in accordance with Section 6.1 hereof, or (iii) objected to by Buyer in Buyer’s Title Notice and not successfully corrected by Seller pursuant to any title correction undertaken by Seller in accordance with Section 6.1 hereof, but thereafter accepted by Buyer in accordance with Section 6.1 hereof.

1.9 “Personal Property” means all personal property and equipment (if any) owned by Seller and located on the Real Estate, and Seller’s right, title and interest, if any, in and to all intangible rights associated with the Real Estate, including, but not limited to, the name of the shopping center and all warranties and guaranties relating to the improvements thereon.

1.10 “First Deposit” means a deposit, to be paid by Buyer to Escrow Agent upon the execution hereof by Seller, Buyer and Escrow Agent, in the amount of One Hundred Thousand ($100,000.00) Dollars, plus all interest earned thereon. “Second Deposit” means a deposit, to be paid by Buyer to Escrow Agent within two (2) business days after the expiration of the Due Diligence Period (if Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period), in the amount of Two Hundred Thousand ($200,000.00) Dollars, plus all interest earned thereon. “Deposit” means both the First Deposit and the Second Deposit, plus all interest earned thereon.

2. SALE AND PURCHASE. In accordance with the provisions of this Agreement, Seller agrees to sell, convey, assign and transfer to Buyer, and Buyer agrees to purchase and acquire from

Seller, subject to the Permitted Exceptions and Space Leases, all of Seller’s right, title and interest in and to: (a) the Real Estate; (b) the Space Leases; (c) any Personal Property; (d) any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Real Estate; (e) any strips or gores adjoining the Real Estate; and (f) all appurtenances and hereditaments appertaining to the Real Estate.

3. PURCHASE PRICE. The “Purchase Price” for the Property shall be Fourteen Million and 00/100 ($14,000,000.00) Dollars and shall be paid as follows:

A. (I) Upon the execution of this Agreement, Buyer shall pay the First Deposit to Escrow Agent by wire transfer of federal funds for immediate credit. In the event that Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, then, not later than two (2) business days after the expiration of the Due Diligence Period, Buyer shall pay the Second Deposit to Escrow Agent by wire transfer of federal funds for immediate credit.

(ii) The Deposit shall be invested by Escrow Agent in a sound financial institution’s money market fund or account which pays interest or dividends, in Escrow Agent’s name separate from its personal and business accounts. All investment decisions shall be made by Seller. If no Closing occurs, all interest or dividends earned shall be paid to the party entitled to the escrowed proceeds, which party shall pay all income taxes thereon. The parties shall furnish Escrow Agent with their respective tax identification numbers. At Closing, Escrow Agent shall pay the Deposit (together with all interest earned thereon) to Seller; and the Deposit shall be a credit against the Purchase Price (including the interest earned on the principal portion of the Deposit). All escrow fees, if any, charged by Escrow Agent shall be equally shared by Seller and Buyer. Escrow Agent shall hold the Deposit as set forth above unless either Seller or Buyer makes a written demand upon Escrow Agent for the Deposit accompanied by an affidavit signed by the party making the demand stating sufficient facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement. Upon receipt of such demand, Escrow Agent shall give ten (10) days written notice to the other party of such demand and of Escrow Agent’s intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit. If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit. If, however, Escrow Agent actually receives written objection from the other party before the proposed date on which the Deposit is to be remitted, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Seller and Buyer or until a final judgment of an appropriate court. In the event of a dispute, Escrow Agent may place the Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit. The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’ fees, incurred in connection with the faithful performance of Escrow Agent’s duties hereunder. Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

B. At Closing, and subject to the terms and provisions of this Agreement, Buyer shall pay Seller the balance of the Purchase Price by wire transfer of immediately available federal funds. Seller shall furnish Buyer with wire transfer instructions prior to Closing.

C. In the event Buyer fails to pay any amount when due or after the expiration of any applicable grace or cure period or if paid by check, any check fails to be collected in the ordinary course of business, Seller shall have the right by written notice to Buyer to terminate this Agreement for default by Buyer, in which case the provisions of Section 14.1 shall be applicable.

D. In connection with any Personal Property included in the sale, the parties agree that no part of the Purchase Price shall be deemed to have been paid by Buyer on account thereof.

4. CONDITIONS PRIOR TO CLOSING; DUE DILIGENCE PERIOD.

4.1 Buyer shall at Closing accept the Property in AS IS physical condition as exists on the date hereof, subject to reasonable wear and tear between the date hereof and the Closing Date. Buyer acknowledges that Buyer will have the Due Diligence Period to inspect the Shopping Center or cause an inspection thereof to be made on Buyer’s behalf and it is understood and agreed that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representation as to the physical condition (latent or patent or otherwise), income, expense, operation, legality of current rents, or any other matter or thing affecting or relating to the Shopping Center except as herein specifically set forth. Buyer hereby expressly acknowledges that no such representations have been made and Buyer further agrees to take the Shopping Center “as is” as of the date hereof and subject to normal use, wear, tear, and deterioration between now and Closing. Buyer agrees that Seller is not liable or bound in any manner by any financial or written statements, representations, real estate brokers’ “setups”, or information pertaining to the Shopping Center furnished by any real estate broker, agent, employee, trustee, servant or other person, unless the same are specifically set forth herein. It is understood and agreed that all understandings and agreements heretofore had between the parties are hereby merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement.

4.2 Seller shall deliver to Buyer within 2 business days after the date hereof, the documents and materials listed on Exhibit 4.2 attached hereto and incorporated herein by reference (collectively, “Seller’s Documents”). On and after the date hereof, Buyer shall have access to the Property for the purpose of making engineering, survey or non-intrusive inspections and independent investigations. Additionally, Seller will on receipt of reasonable prior written notice, provide Buyer with access to all of its tenant correspondence files and all other books and records of a non-proprietary and non-confidential basis relating to the Shopping Center, however stored or maintained. Notwithstanding the foregoing, Buyer shall have no right to, and hereby covenants and agrees that it will not, meet with any Space Lease tenants on the Real Estate unless a representative of Seller is present at such meeting or has been given the opportunity upon not less than 48 hours notice via e-mail or telephone to be present for any such meeting. Buyer agrees to defend, indemnify and hold Seller harmless from any personal injury or property damage or other damage, loss or liability caused by Buyer in doing any testing, inspections or survey, or in the event of a violation by Buyer of its covenants under the preceding sentence; and such obligation shall survive the Closing or sooner termination of this Agreement. Buyer, its agents, representatives and contractors, shall enter the Real Estate at their own risk and acknowledge that Seller has not and will not take any steps to secure the Real Estate or any conditions thereon and Buyer will so advise any person entering the Real Estate on its behalf. Buyer waives and releases any claims by and behalf of itself, its agents, representatives and contractors regarding any injury sustained while on the Real Estate. Further, prior to entering the Real Estate, Buyer shall provide Seller with insurance for all activities to be conducted on the Real Estate containing such coverage and amounts as shall be reasonably acceptable to Seller.

4.3 (a) Buyer shall have the Due Diligence Period within which to inspect and examine the Real Estate, the Space Leases and the Service Contracts.

(b) In the event that during the Due Diligence Period, Buyer, in its sole judgment, is not satisfied with the condition of the Real Estate, the Property, the Space Leases or the Service Contracts or any other item of due diligence it shall consider with respect to the Real Estate or the Property, then, prior to the end of the Due Diligence Period, Buyer shall have the right by giving written notice to Seller and Escrow Agent to cancel and terminate this Agreement without liability except as set forth in Sections 4.2 and 15.8. Upon receipt of such notice prior to the end of the Due Diligence Period, Escrow Agent shall promptly thereafter return the First Deposit to Buyer. In the event Buyer fails to give such notice prior to the end of the Due Diligence Period, Buyer’s right to cancel this Agreement pursuant to this Section 4 shall lapse.

5. ADJUSTMENTS AND PRORATIONS.

5.1 Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the Closing Date. At Closing, all items of income and expense with respect to the Property shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter:

5.1.1 [Intentionally omitted.]

5.1.2 Real estate taxes, general, special and/or betterment assessments and personal property taxes shall be prorated for those taxes which are due and payable during the calendar or other fiscal tax year in which the Closing Date occurs (to the extent the tax bills for the calendar year in which Closing shall occur have not been issued as of Closing, then such proration shall involve a credit to

Buyer for the daily rate of such taxes for the number of days of Seller’s ownership of the Property during such calendar year; to the extent Closing occurs after the applicable tax bills have been issued and have been paid, then such proration shall involve a credit to Seller for the daily rate of such taxes for the number of days of Buyer’s ownership of the Property during such calendar year). In the event that as of the Closing Date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes. The parties acknowledge that, under its Lease, Wal-Mart is not obligated to reimburse the owner of the Property Wal-Mart’s pro rata share of such taxes but instead pay same directly to the taxing authority so the amount to be credited to Buyer hereunder shall be offset by the amount of taxes payable by Wal-Mart under its Lease.

5.1.3 Rentals and other payments (other than “percentage rent” and common area maintenance charges which are dealt with in Section 5.1.4 and Section 5.1.6) which are payable pursuant to Space Leases shall be prorated on a per diem basis as and when collected (subject to the provisions of Section 5.3). Buyer shall not be obligated to make any payment or give any credit to Seller on account of or by reason of any rental or other payments which are unpaid as of the Closing Date, but shall be required to turn over Seller’s share of the same within ten (10) days if, as and when received by Buyer after the Closing, provided that the first sums received from any tenant after Closing shall applied to then current rental and other payment obligations of such tenant under its Space Lease, with any remainder being applied to any delinquency existing as of Closing; this provision shall survive Closing.

5.1.4 Percentage rent, if any, payable under each Space Lease shall be prorated with respect to the lease year thereunder in which Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Buyer including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a tenant under a Space Lease which ends on a date prior to the Closing Date, or (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the Closing Date where such lease year or accounting period begins prior to the Closing Date and ends thereafter shall in both cases be paid to Seller within ten (10) days of receipt by Buyer; and if any tenant’s Space Lease provides for offsets or deductions against percentage rent, then such offsets or deductions shall be prorated in the same manner as the percentage rent itself is prorated. This provision shall survive Closing.

5.1.5 Gas, water, electricity, heat, fuel, sewer and other utilities charges with respect to the period up until Closing shall be paid by Seller.

5.1.6 Common area maintenance expenses and charges shall be prorated. Seller shall be responsible for all common area expenses and charges incurred prior to the Closing Date, and Buyer shall be responsible for the same on and subsequent to the Closing Date. All common area expense payments made by each tenant and such charges paid under its Space Lease for the entire lease year during which the Closing occurs, including end-of-year adjustments, if any, shall be prorated between Seller and Buyer in the following manner: Not later than three (3) days prior to Closing, Seller shall deliver to Buyer, with regard to each Shopping Center tenant required to pay common area charges (“CAM Charges”) under its lease, a detailed computation showing all CAM Charge expenses incurred by Seller for the period from the beginning of each such tenant’s then current billing period for CAM Charges (e.g., calendar year, lease year, etc.) through the Closing Date, any CAM estimated payments or charges collected by Seller relating to such tenant (hereinafter “CAM Estimates”), and a bill for the tenant’s pro rata share of CAM Charges (i.e., for CAM charges through the Closing Date net of any such CAM Estimates held by Seller), together with all invoices and other evidence documenting such CAM Charges in detail required by such tenant’s lease. Buyer shall send any such bills to tenants promptly following Closing, in which event such tenant shall pay any amount shown due directly to Seller, and except as otherwise stated in Section 5.3.3 below Buyer shall have no responsibility to collect same. However, if any tenant rightfully refuses to pay such bill for CAM Charges due through the Closing Date, then Buyer shall resubmit such bill to any such tenant at the same time as Buyer next submits Buyer’s own bill to any such tenant; and any payment thereafter made by any such tenant on account of CAM Charges shall belong to and be forwarded within ten (10) days of its receipt to Seller until Seller’s bill is paid in full.

Any CAM Estimates for any tenant shall be retained by Seller up to the amount of the pre-Closing CAM Charges payable by such tenant as evidenced by such bills and computations delivered by Seller at Closing, and Buyer shall receive a credit for any excess CAM Estimates collected by Seller.

5.1.7 All prepaid rentals, other prepaid payments (other than monthly real estate tax or CAM estimates or installments), security deposits, electric, gas, sewer and water deposits deposited with Seller by tenants, (including any accrued interest required under any Space Lease on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Space Leases, license agreements or concession agreements relating to the Property, shall all belong to Buyer and all shall be assigned and delivered to Buyer at Closing, whereupon Seller shall be released from all liability with respect thereto. At Seller’s option, Buyer shall receive a credit against the cash portion of the Purchase Price in the amount of all such security deposits, and Seller may thereupon retain the same.

5.1.8 Buyer shall not be responsible for any charges, salaries, vacation pay or fringe benefits of employees of Seller prior to or following the Closing and none of the foregoing shall be prorated.

5.2 All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements delivered to Buyer by Seller and approved by Buyer. In the event any prorations, apportionments or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from who it is entitled to such adjustment within three hundred sixty-five (365) days after the erroneous payment or computation was made; this provision shall survive Closing.

5.3 All accounts receivable flowing from the Property shall be treated as follows:

5.3.1 In the event that there remains any unpaid base or minimum rent for a period prior to Closing, all payments of base or minimum rent and other charges due under any tenant Lease received from such tenant subsequent to Closing shall be applied first to sums owed Buyer before any part thereof (if any remaining) shall be paid to Seller on account of any delinquency owing as of Closing. In the event that there remains any unpaid tenant receivable other than base or minimum rent (including without limitation any tax, CAM, insurance or percentage rent payments) for any period prior to Closing, all payments received from any tenant in arrears (whether base or minimum rent or any other amount) shall be applied to any such sums owed Seller from such tenant before any part thereof shall be treated as belonging to Buyer.

5.3.2 In the event that any tenant of Seller or Buyer shall hereafter apply or shall have heretofore applied for relief under the provisions of any bankruptcy or similar laws for the protection of debtors, the provisions of Section 5.3.1 shall not apply, and the parties shall have the right to seek collection of their respective accounts, their entitlements being determined by the Closing and the other provisions of this Agreement. Neither party shall have the right to enter into any transactions that purport to compromise claims belonging to the other, without the other party’s prior written consent.

5.3.3 If at the Closing Date any tenants owe Seller any money, Seller shall have the right, subsequent to the Closing for a period of one (1) year, to collect such sums directly from the tenants including bringing lawsuits against the tenants (at Seller’s sole expense) for such collection; provided, however, Seller agrees that any such legal action or collection shall not include any disturbance of the possession, use or occupancy of the tenants or any right to evict the tenants, whether pursuant to the lease provisions or otherwise.

5.4 The provisions of this Article 5 will survive Closing.

6. TITLE AND SURVEY,

6.1 Seller shall convey and Buyer shall accept a title such as a reputable title insurance company licensed to do business in the State wherein the Shopping Center is located will be willing to approve and insure subject only to Permitted Exceptions as provided for in this Agreement. Buyer acknowledges that it has heretofore received copies of Seller’s existing title insurance policy for the Real Estate (the “Existing Title Policy”) and of Seller’s existing survey of the Real Estate (the “Existing Survey”). Promptly following the execution of this Agreement, Buyer may (if it so elects) obtain (at Buyer’s sole expense) updates of the Existing Survey (the “Updated Survey”); if Buyer does obtain such an Updated Survey, Buyer shall cause it to be certified to Seller and Buyer shall promptly furnish Seller with a copy thereof. As used in this Section 6.1, the term “Survey” shall mean the Updated Survey or, if no Updated Survey is obtained by Buyer, the Existing Survey. Promptly following the execution of this Agreement, Buyer shall also (at Buyer’s sole expense) obtain a commitment for an ALTA 2006 Owner’s Policy of Title Insurance (the “Title Commitment”); and Buyer shall promptly furnish Seller with complete copies thereof (including complete copies of all underlying title exception documents referenced therein as provided by the title company to Buyer). Not later than five (5) days prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice (“Buyer’s Title Notice”) of any title exceptions which are contained in the Title Commitment or on the Survey. Failure by Buyer to give Buyer’s Title Notice (or to object to any matter referenced in the Title Commitment or the Survey) to Seller on or before said date shall constitute Buyer’s final and irrevocable approval of the condition of title (and to any such unobjected to matter) in and to the Real Estate. If Buyer’s Title Notice shall be timely given Seller shall have a period of sixty (60) days following Seller’s receipt of Buyer’s Title Notice, to remove, correct, cure or satisfy any matters raised in Buyer’s Title Notice (the “Title

Objections”), it being nevertheless agreed that Seller shall have no obligation to undertake any action or to incur any expense in order to effectuate any such removal, correction, cure or satisfaction (except that notwithstanding the foregoing, or anything else contained in this Agreement to the contrary, Seller shall be required to remove or discharge any fee mortgages or deeds of trust, as well as any other liens in an ascertainable dollar amount created by Seller); and it also being agreed that any attempt by Seller to cure shall not be construed as an admission by Seller that such Title Objection is one that would give Buyer the right to cancel this Agreement. In the event that Seller elects not to attempt to remove, correct, cure or satisfy the Title Objections, or if having elected to do so, does not within said sixty (60) day period effectuate any such removal, correction, cure or satisfaction as aforesaid (hereinafter called “title correction”), Buyer shall have the right at its sole option either (a) to terminate this Agreement, in which event the Deposit shall be returned to Buyer and neither party shall thereafter have any further liability hereunder, except as set forth in Sections 4.2 and 15.8, or (b) to accept such title as is disclosed by the Title Commitment without title correction and without any reduction to the Purchase Price, thereby waiving any rights against Seller with respect thereto. Said election shall be made by Buyer within three (3) days following Buyer’s receipt of written notification by Seller that Seller has not effectuated (or has elected not to effectuate) title correction. In the event that Seller (even though under no duty to do so) shall undertake title correction as aforesaid, and shall be successful, this Agreement shall continue in full force and effect and Buyer shall close the transaction contemplated hereby in accordance with the terms hereof. In the event that Seller shall only be partially successful in obtaining title correction, Buyer shall have the same alternative rights as Buyer would have in the event Seller had declined to seek title correction (as set forth above). Buyer shall make its election within three (3) days after Buyer’s receipt of written notice from Seller to Buyer of the extent to which title has been corrected.

6.2 If at the Closing Date there may be any liens or encumbrances which render title unmarketable and are not permitted title exceptions hereunder, and which Seller is obligated or desires to pay and discharge, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the cost of recording or filing said instruments; or provided that Seller has made arrangements with the title company in advance of Closing, Seller will deposit with said company sufficient monies, acceptable to and required by it to insure obtaining and the recording of such satisfactions and the issuance of title insurance to Buyer either free of any such liens and encumbrances, or with insurance against enforcement of same out of the insured premises (any such insurance being subject to Buyer’s acceptance thereof, in its sole discretion). The existence of any such liens and encumbrances shall not be deemed objections to title, if Seller shall comply with the foregoing requirements, unless Buyer rejects affirmative insurance as a cure for same. Unpaid liens for taxes, water charges, sewer rents and assessments which are the obligation of Seller to satisfy and discharge shall not be objections to title, but the amount thereof, plus interest and penalties thereon, shall be deducted from the Purchase Price to be paid hereunder. Unpaid franchise tax of any corporation in the chain of title, or estate, income or other taxes which may be liens against the Property as of the Closing Date shall not be an objection to title, provided the title company agrees to insure against the collection of said taxes from the Property and in such event if required by the title company, Seller agrees to deposit at Closing with the title company an amount deemed reasonable by it to secure the payment of such unpaid franchise tax, or other tax.

6.3 In the event that Seller is unable to convey title in accordance with the terms of this Agreement, or if any representation of Seller herein is untrue in a material respect on the Closing Date and Seller does not correct same, or if Seller fails to deliver all estoppels required by Section I l.3(A)(c) hereof (it being understood Seller will be entitled to a reasonable adjournment of Closing to cure any such untrue representations or obtain any such missing estoppels, not to exceed 30 days), the sole responsibility of Seller will be to refund (or cause to be refunded by the Escrow Agent) to Buyer any amount paid on account of the Purchase Price; upon the making of such refund, this Agreement shall be deemed canceled, neither party shall have any further claim against the other by reason of this Agreement, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8.

6.4 All costs of obtaining the Title Commitment, the policy of title insurance and survey shall be borne by Buyer.

7. DAMAGE, DESTRUCTION OR REQUIRED ALTERATION.

7.1 Prior to Closing, in the event of any damage to or destruction of all or part of the Real Estate (notice of which shall be given to Buyer by Seller as soon as practicable following its occurrence), then Seller shall have the right (but not the obligation) to adjourn the Closing Date for up to sixty (60) days in order to repair or replace such damage or destruction, except that if the cost of such repair or replacement exceeds $500,000, then in any such case (i) Buyer shall have the right to terminate this Agreement by giving Seller written notice of its intention to do so, such notice by Buyer to Seller to be given not later than three (3) days after Buyer shall have received the notice from Seller of such aforesaid occurrence, (in which event the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); or (ii) if Buyer elects not to (or does not have the right to) terminate this Agreement, this Agreement shall continue in full force and effect except that at Closing, Seller shall assign to Buyer all insurance proceeds except for any rental interruption insurance for the period prior to the Closing Date which shall belong to Seller and Buyer shall receive a credit against the Purchase Price in the amount of any deductible.

7.2 (a) In the event that any governmental authority having jurisdiction of all or part of the Real Estate has notified Seller before the Closing that some alteration of or addition to the Real Estate is required to be made by law, rule or regulation (notice of which shall be given to Buyer by Seller as soon as practicable after its receipt) or otherwise requires a cure of a violation, then (subject to the provisions of Section 7.2(b)) Seller shall have the right (but not the obligation) to undertake such alteration or addition or cure; provided, however, that if the cost of such alteration or addition or cure shall exceed the sum of Twenty-Five Thousand ($25,000.00) Dollars, then in such event Seller may either elect to pay the entire cost and cure the same before the Closing or may decline to undertake the same, in which event Buyer shall have the option, exercisable within three (3) days following notice from Seller of the requirement and Seller’s refusal to comply therewith, (i) to terminate this Agreement by giving Seller notice thereof (in which event the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); however, if the cost to cure is greater than $25,000.00 but less than Two Hundred Fifty Thousand ($250,000.00) Dollars, then Seller shall reimburse Buyer its reasonable and actual costs of cure not to exceed Fifty Thousand ($50,000.00) Dollars; or (ii) if such notice of termination is not timely given, to proceed with the Closing, in which event the Purchase Price shall be reduced by Seller’s and Buyer’s jointly determined reasonable good faith estimate of the cost to cure, not to exceed Twenty-Five Thousand ($25,000.00) Dollars.

(b) Notwithstanding the foregoing provisions of Section 7.2(a), Seller shall have no obligation to cure or pay for, and Buyer shall take subject to, any violation which either (i) is first placed (i.e., notice first given to Seller or first placed of record) after the date of this Agreement, or (ii) is the responsibility of a Shopping Center tenant to cure or discharge pursuant to its Space Lease.

8. EMINENT DOMAIN. In the event that any eminent domain proceedings shall be commenced prior to the Closing affecting (i) more than ten percent (10%) of the parking area(s) within the Real Estate; or (ii) which is of such a nature as would permit any tenant occupying leased premises larger than 5,000 square feet in area to cancel its Space Lease, Buyer shall have the right to terminate this Agreement, by written notice given to Seller within ten (10) days after Buyer receives notice of such eminent domain proceeding, (in which case the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8). In any case wherein Buyer has the right to terminate this Agreement pursuant to this Section 8 and Buyer elects not to terminate, or in any case wherein Buyer does not have the right to terminate, Buyer and Seller shall consummate Closing on the Closing Date, without any reduction to or abatement of the Purchase Price, and all condemnation awards shall belong to Buyer whether paid before or after Closing to Seller.

9. NO ASSIGNMENT. Buyer shall not have the right to assign this Agreement or its rights under this Agreement without obtaining in each instance Seller’s prior written consent. Notwithstanding the foregoing, Buyer shall have the right, without Seller’s consent, to assign its entire right, title and interest in and to this Agreement, expressly including the Deposit, to any entity controlling, controlled by, or under common control with Buyer (an “Affiliate”). No such assignment or designation shall relieve or release Buyer from any obligations under this Agreement (whether arising pre- or post-closing), and Buyer shall remain jointly and severally liable for all of same together with such assignee.

10. SELLER’S COVENANTS AND REPRESENTATIONS. As of the date hereof, and to the best of Seller’s knowledge, Seller covenants and represents to Buyer the following:

10.1 Seller has obtained any consents from partners and/or shareholders required to permit the transactions contemplated by this Agreement including the sale of the Property to Buyer.

10.2 There is no pending litigation affecting the Property brought by or against Seller that would materially adversely affect Buyer except as set forth in Exhibit 10.2 attached hereto and made a part hereof. If Seller is served with process or receives notice that litigation relating to the Property has been commenced against it, Seller shall promptly notify Buyer. The provisions of this Section shall not apply to any litigation relating to the property involving personal injury or property damage.

10.3 The Space Leases described in Exhibit 1.2 (“Rent Roll”) comprise all the Space Leases presently existing, and same have not been materially amended or modified except (if at all) as may be set forth on the Rent Roll. The Rent Roll is a true and correct list, in all material respects, of all of the Space Leases presently in force and affecting the Shopping Center and truly, accurately, in all material respects, reflects the information to be contained therein. Seller has neither given nor received any outstanding, uncured notice of default to or from any Space Lease tenant. Prior to Closing, Seller will not, without the prior written consent of Buyer (same to be granted or denied in Buyer’s sole discretion), cancel (except for default by a tenant) or materially amend any Space Lease, or enter into any new Space Lease or any Service Contract affecting the Property not cancelable on 30 days notice. However, if Buyer withholds its consent, then Seller may terminate this Agreement and Escrow Agent shall return the Deposit, including the First Deposit, to Buyer. To the extent Buyer was reasonable in withholding its consent, then Seller shall reimburse Buyer its reasonable and actual third party costs incurred to the date of termination, such reimbursement to be limited in all events to no more than Fifty Thousand ($50,000.00) Dollars.

10.4 Except as otherwise expressly provided herein, there will be at Closing no contracts or agreements affecting the Property which would be binding on Buyer following Closing other than the Service Contracts, Space Leases and Permitted Exceptions; and there are no on-site employees or hired persons in connection with the management, operation or maintenance of the Property; and Buyer shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with any management or employment agreements with respect to the Property.

10.5 The signatories to this Agreement on behalf of Seller have the power and authority to enter into this Agreement and to bind Seller to the provisions hereof. Seller is the sole owner of the Shopping Center and has the right to execute this Agreement and to sell the Shopping Center without obtaining the consent, approval, release, or signature of any other party. Seller has full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transaction described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Seller, other than obtaining Lender Consent, such that this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Other than as set forth above in the Loan Documents and subject to Lender Consent, neither the execution and delivery of this Agreement nor the consummation by Seller of the transaction contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it or the Shopping Center is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Seller or the Property.

10.6 The Service Contracts are the only agreements, contracts, and/or understandings relating to the operation and maintenance of the Property and Seller has not contracted for any services or employment and has made no commitments or obligations therefor which will bind Buyer as a successor in interest with respect to the Property and all of the Contracts are terminable by Seller prior to Closing.

10.7 No tenants of the Shopping Center are entitled to any concessions, rebates, allowances, or free rent for any period after the Closing and none of the Space Leases or other instrument that will be assigned to Buyer at Closing provide for commissions payable by the owner of the Shopping Center that have not yet been paid by Seller.

10.8 The copies of the Space Leases delivered to Buyer by Seller with Seller’s Documents (or prior thereto) are all of the lease documents and/or occupancy agreements with respect to the Property and are true, accurate and complete copies, in all material respects, of the Space Leases and there are no oral understandings or side agreements with any tenant of the Shopping Center that has not been reduced to a writing and which is not set forth among the Space Leases. The copies of the Loan Documents delivered to Buyer by Seller with Seller’s Documents (or prior thereto) are all of the loan documents with respect to the Property which are intended to be assumed by Buyer in connection with the transaction contemplated hereby and are true, accurate and complete copies, in all material respects, of the Loan Documents.

10.9 Seller has not received any written notice as to (i) any violation by Seller of any laws, zoning ordinances or building rules or regulations affecting the Shopping Center, or (ii) any existing or threatened condemnation or other legal action of any kind involving the Shopping Center.

10.10 Seller has no employees at the Shopping Center and is not a party to any collective bargaining agreement, and neither Seller nor any of its affiliates (as described in Section

414(6), (c) and (in) of the Internal Revenue Code) has incurred any liability which could subject Buyer or any asset to be acquired by Buyer pursuant to this Agreement to any lien or material liability under Sections 302(f), 4062, 4063, 4064, 4201 or 4301(b) of the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) (29) or 412 of the Internal Revenue Code.

If prior to Closing Buyer becomes aware of a material breach of any of the foregoing, Buyer’s sole rights shall be to terminate this Agreement as set forth in Section 6.3 or to waive such breach and close without any reduction in the Purchase Price by reason thereof, in which event Seller shall have no post-Closing liability for such breach.

References to “the best of Seller’s knowledge,” “Seller’s knowledge,” “to the best of Seller’s actual knowledge” and such other similar phrases shall refer only to the current actual knowledge of the Designated Representatives (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, to any other partner, officer, agent, manager, representative or employee of Seller or any affiliate thereof. As used herein, the term “Designated Representatives” shall refer to Ross Cooper and Paul Puma.

10.12 None of Seller, any direct or indirect interest holder in Seller (collectively, the “Seller Parties”), or any Affiliate of Seller is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations (“Laws”) relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 as-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

10.13 None of the Seller, the Seller Parties or any Affiliate of Seller is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections I(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”), including a “Prohibited Person”. The OFAC Laws and Regulations and the Executive Orders are collectively referred to as the “Anti-Terrorism Laws”. “Prohibited Person” is defined as follows:

(a) a person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(b) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(c) a person or entity with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Terrorism Executive Order, any other Executive Order and the Patriot Act;

(d) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Terrorism Executive Order or any other Executive Order; or

(e) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, htto://www.treas.gov/ofacklIsdn.pdf or any replacement website or other replacement official publication of such list.

10.18 Seller[has/, and its Seller Parties have,] required and shall require, and [has/have] taken and shall take all reasonable measures to ensure compliance with the requirement that no Seller Parties or Affiliates of Seller is or shall, be listed on any Lists be a Designated Person, or be in violation of any Laws, including any OFAC Laws and Regulations.

10.19 None of Seller, the Seller Parties or any Affiliate of Seller is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

10.20 Seller covenants and agrees to deliver to Buyer any certification or other evidence reasonably requested from time to time by Seller, confirming Seller’s compliance with the provisions of this Section.

10.21 The foregoing representations, warranties and covenants of Seller in Sections 10.16-10.20 will be and remain true on and as of the Closing Date, and shall survive Closing.

(IF SELLER IS A PUBLICLY TRADED ENTITY — Sections 10.16-10.20 shall not apply to Seller Parties to the extent that such Person’s interest in the Seller is through a U.S. Publicly-Traded or Pension Entity. “U.S. Publicly-Traded or Pension Entity” means either (A) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person, or (B) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of ERISA.JJ

10A. BUYER’S COVENANTS AND REPRESENTATIONS. As of the date hereof and as of the Closing Date, Buyer hereby represents, warrants, covenants and agrees as follows:

10A.1 Buyer [is/and its Buyer Parties are] are familiar with the source of funds for the Purchase Price of the Property and represent that [to the best of their knowledge after due inquiry and investigation,] all such funds will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America.

10A.2 None of Buyer, any direct or indirect interest holder in Buyer (collectively, the “Buyer Parties”), or any Affiliate of Buyer is subject to sanctions of the United States government or in violation of any Laws relating to terrorism or money laundering, including, without limitation, the Terrorism Executive Order or a Person similarly designated under the Executive Orders, the Patriot Act, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 as-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

10A.3 None of the Buyer, the Buyer Parties or any Affiliate of Buyer is (i) listed on the Lists; or (ii) a Designated Person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under the “Executive Orders, including a Prohibited Person.

10A.4 Buyer [has/, and its Buyer Parties have,] required and shall require, and [has/have] taken and shall take all reasonable measures to ensure compliance with the requirement that no Buyer Parties or Affiliates of Buyer is or shall, be listed on any Lists be a Designated Person, or be in violation of any Laws, including any OFAC Laws and Regulations.

10A.5 All of the foregoing representations, warranties and covenants of Buyer will be and remain true on and as of the Closing Date, and shall survive Closing.

(IF BUYER IS A PUBLICLY TRADED ENTITY— This Article 10A shall not apply to Buyer Parties to the extent that such Person’s interest in the Buyer is through a U.S. Publicly-Traded or Pension Entity. “U.S. Publicly-Traded or Pension Entity” means either (A) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person, or (B) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of ERMA],

11. THE CLOSING.

11.1 The Closing shall be held at Escrow Agent’s offices (at the address set forth below) at 1:00 P.M. on the Closing Date provided, however, that Buyer and Seller will complete Closing under this Agreement utilizing the services of the Escrow Agent, and through the use of overnight courier and facsimile or e-mail of documents, without the need of Buyer or Seller or their respective representatives actually attending the Closing. The Closing Date shall be fifteen (15) days after the expiration of the Due Diligence Period.

11.2 At Closing, Buyer shall pay the Purchase Price as adjusted in accordance with the provisions of this Agreement; and Buyer shall execute and deliver such other instruments as Seller may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement.

11.3 (A) At Closing, Seller shall deliver to Buyer the following:

(a) A limited warranty deed for the Real Estate in proper recordable form, duly executed and acknowledged by Seller.

(b) A F.I.R.P.T.A. affidavit from the entity required to deliver same.

(c) An estoppel certificate from each of Wal-Mart, Office Max, Deals (Dollar Tree), CAC Florida Medical Centers and Outback Steakhouse (all of the same being referred to herein as the “Major Tenants”) and from Space Lease Tenants occupying more than 65% of the remaining gross leasable area of the Shopping Center, dated not more than sixty (60) days prior to the Closing Date, in either the forms required by the applicable Space Leases, or such other forms reasonably acceptable to Buyer and which estoppel certificates confirm in all material respects the representations of Seller in Section 10.3 and the material business terms of the applicable Space Leases and which do not allege any defaults under the applicable Space Leases by the landlord thereof and a Subordination, Non-Disturbance and Attornment Agreement from each of Wal-Mart and Office Max. If Seller is unable to obtain any such required estoppel from a tenant prior to the date three (3) days prior to Closing, then, other than with respect to the Major Tenants, Seller may (but shall not be required to) deliver its own estoppel certificate to the same effect, which shall survive Closing (but if post-Closing Seller delivers any such tenant estoppel, Seller shall be relieved from responsibility under any Seller estoppel it delivered regarding all matters confirmed by such tenant estoppel). If Seller fails to deliver any such required estoppel on or before such date three (3) days prior to Closing, and does not deliver its own estoppel in lieu thereof as permitted above, Seller shall have no liability by reason thereof, and, thereafter until so delivered, Buyer’s sole right shall be to terminate this Agreement on notice thereof in which event, the Deposit shall be promptly thereafter refunded to Buyer as set forth in Section 14.3.

(B) At Closing, Seller and Buyer shall each execute and deliver to the other the following:

(a) An Assignment and Assumption Agreement for the Space Leases in the form of Exhibit 11.3(B)(a) attached hereto.

(b) A bill of sale with respect to the Personal Property.

(c) Notices to tenants, in form reasonably acceptable to Seller and Buyer, notifying them of the sale and (if applicable) the transfer of their security deposit to Buyer.

11.4 Each party shall pay its own legal fees and travel and lodging expenses in connection with this transaction. Seller shall pay for all transfer taxes, documentary stamps or recording charges for transfer of title to the Real Estate.

11.5 Buyer also agrees to cooperate with Seller to permit the conveyance of the Property to be consummated as a part of a transaction intended by Seller to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code and in conjunction therewith to execute such documents as Seller may reasonably request (such cooperation may include, without limitation, accepting a conveyance from a party other than Seller and paying the Purchase Price to a party other than Seller). In no event, however, shall (a) Buyer bear any expense associated with the exchange transaction, (b) Buyer be obligated to take title to Seller’s exchange property, (c) the consummation of such tax-free exchange materially delay the conveyance to Buyer of the Property and (d) Buyer have any liability to Seller or any other party for the qualification of the exchange transaction for tax-free exchange treatment under Section 1031 of the Internal Revenue Code or under any other provision.

12. BROKERS.

Each party represents and warrants to the other that it dealt with no broker in connection with this transaction, other than Plaza Advisors, Inc., whose commission is to be paid by Seller per separate agreement, and each party agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney’s fees, that the indemnitee may incur arising by reason of the above representation by the indemnitor being false. The provisions of this Section 12 shall survive Closing.

13. NOTICES. All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by registered or certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:

To Seller:	Kimco Kissimmee 613, Inc.
do 3333 New Hyde Park Road, Suite 100
P.O. 5020
New Hyde Park, NY 11042
Attention: Barbara E. Briamonte, Esq.
Telephone: 516-869-7157
Telecopier No.: 516-869-7201
e-mail: bbriamontekimcorealty.corn

With a copy to:	Kimco Realty Corporation
1 Oakwood Boulevard - Suite 70
Hollywood, FL 33020
Attention: Ross Cooper
Telecopier No.: 954-923-8330
Telephone No.: 954-956-2105
e-mail: rcooper@kimcorealty.com

To Buyer:	The Phillips Edison Group LLC
11501 Northlake Drive
Cincinnati, Ohio 45249
Attention: Hal Scudder and Joel Staffilino
Telephone: 513-554-1100
Telecopier: 513-554-1009
e-mail: hscudder@phillipsedison.com and
istaffilino@ohi I Ipsedison.com

With a copy to:	Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue, Suite 101
Bloomfield Hills, MI 48304-5151
Attention: J. Adam Rothstein, Esq.
Telephone: 248-566-8478
Telecopier: 248-566-8479
e-mail: arothstein@honigman.com

To Escrow Agent:	First American Title Insurance Company
633 Third Avenue
New York, NY 10017-6706
Telecopier No.: 212-331-1576
Telephone No: 212-551-9402
e-mail: sfarberefirstam .com

or such other address as such party shall hereafter have specified by Notice given by the same means. Any Notice shall be deemed given when delivered to the carrier delivering same, delivery charges prepaid, and properly sealed and addressed. Any Notice may also be given by telecopier to the following numbers: Seller - 516-869-7201, Buyer - 513-554-1009, and Escrow Agent - 212-331-1576, Attn: Stephen Farber, or via e-mail to the e-mail addresses set forth above, provided that a “hard copy” of such notice is sent within one (1) business day after such telecopier transmission in the manner above set forth; and in the case of notice by telecopier (with confirmation sent as aforesaid), notice shall be deemed given upon electronic continuation of receipt.

14. DEFAULTS.

14.1 If Closing does not take place because of Buyer’s default, the Deposit shall be retained by Seller as agreed upon liquidated damages as Seller’s sole remedy for such default, and thereupon this Agreement shall be null and void and of no further force or effect whatsoever (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8). The parties hereto expressly agree that Seller’s actual damages in the event of a default by Buyer would be extremely difficult or impractical to ascertain and that the amount of the Deposit represents the parties’ reasonable estimate of such damages.

14.2 If Closing does not occur due to Seller’s willful default and refusal to close despite Buyer’s willingness to do so (such willingness includes waiver by Buyer of any uncured title objection properly made by Buyer under Section 6.1 or material breach of representation or warranty by Seller) (such willful default and refusal being hereinafter referred to as a “Seller Default”), then Buyer, as its sole and exclusive right and remedy as a result of such Seller Default, may elect to either (i) cancel this Agreement, in which event the Deposit shall be returned to Buyer, Seller shall be liable for any title and survey costs theretofore incurred by Buyer, and thereupon no party shall have any further right or obligation hereunder (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8), or (ii) Buyer may enforce specific performance of this Agreement without any reduction or abatement of the Purchase Price, provided that, in the event that specific performance is not available due to the nature of the Seller Default (e.g., Seller has sold the Shopping Center to a bona fide third party for value), then, Buyer shall be entitled to damages from Seller (and may pursue and action therefor in a court of competent jurisdiction) in an amount equal to all of its third party, out of pocket costs and expenses incurred with respect the transaction contemplated hereunder, such amount not to exceed, in any event, the sum of $50,000.

14.3 If Closing should not occur for any reason whatsoever other than a default by Buyer or a Seller Default (including without limitation by reason of a material breach of representation or warranty of Seller or an uncured title objection properly made by Buyer under Section 6.1, or a failure to deliver any tenant estoppel required hereunder) which Buyer is not willing to waive, then in such event this Agreement shall be and be deemed cancelled, the Deposit shall be returned to Buyer, and thereupon Buyer shall have no other right, by way of damages or otherwise, against Seller notwithstanding the existence of any failure or breach of representation, warranty, covenant, title, provision of estoppel or other Closing condition (provided that Buyer will remain liable on its obligations under Sections 4.2 and 15.8).

14.4 Notwithstanding anything to the contrary contained in this Agreement, in the event of any litigation between Buyer and Seller arising from or relating to this Agreement, the prevailing party, in addition to and not in limitation of any other rights and remedies, shall be entitled to receive immediate payment of its reasonable attorneys fees, expenses and court costs from the other party.

14.5 Notwithstanding anything herein contained to the contrary, in the event of a breach of any of the warranties and representations of Seller set forth in Section 10 hereunder, which breach is not discovered or known to Buyer until after Closing, Seller shall indemnify, defend and hold Buyer harmless of and from any and all loss, cost, damage, liability and expense, including, but not limited to reasonable and actual attorneys’ fees and costs, incurred on account thereof; provided that, in no event shall Seller be liable pursuant to the foregoing for an amount exceeding $500,000 and in no event shall Buyer bring an action for any claim thereon unless it has suffered, in the aggregate, damages exceeding $10,000. In all event, any such claim shall be made to Seller on or before the date six (6) months from and after Closing, failing of which, the same shall thereafter be forever barred, waived and deemed released.

15. MISCELLANEOUS.

15.1 No provision of this Agreement shall survive delivery of the deed except as herein expressly provided. The acceptance of the deed by Buyer shall be conclusive evidence of the performance by Seller of all of the provisions of this Agreement to be performed by Seller.

15.2 This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto.

15.3 This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.

15.4 The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

15.5 “TIME IS OF THE ESSENCE” with respect to all provisions of this Agreement, with the sole exception that each of Buyer and Seller shall be entitled to a single adjournment (not to exceed two (2) business days in any event) of the Closing Date.

15.6 This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators and, subject to the provisions of this Agreement, the permitted assigns of the parties hereto.

15.7 If at the Closing Date, there are any proceedings pending to protest or reduce real estate taxes for the year in which the Closing occurs, then the parties agree that Buyer shall continue said proceedings and the services of Seller’s attorneys, and Buyer agrees to share with Seller out of the recovery or savings, on a pro rata basis, the legal fees of Seller’s attorneys, plus actual out-of-pocket expenses. Buyer shall not make any settlement or compromise of such proceedings without the consent of Seller. Any refund or reduction which covers a period prior to the Closing Date shall belong solely to Seller (subject to the rights of tenants of the Shopping Center to a prorata refund of any of the same, such refund to be paid to Buyer for delivery to such tenants), and Buyer shall have no interest with respect to any proceedings which relate to prior years. The provisions of the three (3) preceding sentences of this Section 15.7 shall survive Closing.

15.8 Buyer represents and warrants that it will keep all information and/or reports and/or documents obtained from Seller or its agents (including without limitation the rent and other terms of the Space Leases), or related to or connected with the Property (including without limitation the existence of this Agreement and the Purchase Price) strictly confidential and will not disclose any such information to any person or entity (except for Buyer’s attorneys, consultants and advisors; provided that any such parties similarly agree to treat such material confidentially), without the prior written consent of Seller. In amplification and not in limitation of the foregoing, Buyer may not make any public disclosure of the existence or terms of this Agreement prior to Closing. Notwithstanding the foregoing, Buyer shall have the to make such disclosures as it requires to its attorneys, accountants, engineers and other professional advisors and as may be required by law, rule, regulation or ordinance, including any rules of the Securities and Exchange Commission (“SEC”) and as may be otherwise required in connection with any action to enforce the terms hereof.

15.9 This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State wherein the Property is located. This Agreement shall be construed in accordance with its plain meaning and without reference to any maxim or rule of interpretation providing that a writing should be construed against the party responsible for the drafting thereof.

15.10 This Agreement shall not be recorded or filed in the public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement, with the exception of filings required to be made by Buyer with the SEC.

15.11 Executed copies of this Agreement may be delivered by facsimile or e-mail and/or in one or more counterparts, each of which when so delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.12 Buyer has advised Seller that Buyer may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). Following the Closing, Seller agrees to use its commercially reasonably efforts to cooperate with Buyer and its representatives and agents in the preparation of the Financial information; provided, however, Seller shall not be required to incur any out of pocket expenses or costs unless Buyer reimburses Seller for the same. Seller shall maintain and allow access to, during normal business hours, and upon reasonable advance notice, such books and records of Seller and Seller’s manager of the Property reasonably related to the Property. Further, so long as the persons in charge of management of the Property at the time of Closing remains in the employ of Seller or an affiliate of Seller, Seller will make such persons available for interview. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a)

Seller’s capital structure or debt, (b) Seller’s financial analyses or projections, investment analyses, account summaries or other documents prepared solely for Seller’s internal purposes and not directly related to the operation of the Property, (c) Seller’s tax returns or (d) financial statements of Seller or any affiliate of Seller (other than Property-level financial statements). Buyer acknowledges Buyer may not use the results of its review under this Section 15.12 to pursue any claim against Seller under the terms of this Agreement, unless the basis of the claim was discovered by Buyer or its representatives or agents independently of any such review and prior to Buyer’s exercise of its rights hereunder.

15.13 In the event that between the expiration of the Due Diligence Period and the Closing Date, any one or more of the Major Tenants shall terminate their Space Leases, cease operating from the Real Estate or file for protection from their respective creditors under the Federal Bankruptcy Code (or any similar state insolvency law) or otherwise announce publicly that they shall be so terminating such Space Lease, ceasing such operations or filing for such protection, then, prior to Closing, Buyer shall have the right to terminate this Agreement upon notice thereof to Seller and, notwithstanding anything herein contained to the contrary, the Deposit shall be returned promptly thereafter to Buyer and neither party shall have any further liability or obligation hereunder other with the exception that Buyer shall remain liable for its obligations under Sections 4.2 and 15.8 hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF. Seller and Buyer have executed this Agreement as of the day and year first above written.

WITNESSES:	SELLER:

KIMCO KISSIMMEE 613, INC.
	By:		c-cD
None:- 0’0.3
Title: NUL& V42(///
Date of Execution:

WITNESSES:	BUYER:

THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company

	By:	PHILLIPS EDISON LIMITED PARTNERSHIP, a Delaware limited partnership, Managing Member

By: PHILLIPS EDISON & COMPANY, INC., a Maryland corporation, General Partner

By:
Illegible
Date of Execution:	l-t

Escrow Agent signs to confirm its agreement with the provisions of Section 3(A) (ii) hereof:

WITNESSES:	ESCROW AGENT:
FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:	5 tip

Date of Execution: 7[1]
Illegible

SCHEDULE OF EXHIBITS

1.1	Real Estate

1.2	Space Leases/Rent Roll

1.5	Service Contracts

3B(ii)(G)	Intentionally Deleted

4.2	Seller’s Documents

6.1	Intentionally Deleted

10.2	Schedule of Litigation

11.3(B)(a)	Assignment and Assumption of Space Leases

EXHIBIT 1.1

REAL ESTATE

Lots 1 and 2, of DYER SQUARE, according to the plat thereof, recorded In Plat Book 6, Page 127, of the Public Records of Osceola County, Florida, together with non-exclusive easements for ingress, egress and passage as recorded In Official Records Book 825, Page 369, and non-exclusive easements for utilities, Ingress, egress and passage recorded in Official Records Book 788, Page 2739, and non-exclusive easement for drainage/water retention, as recorded In Official Records Book 825, Page 410, all of the Public Records of Osceola County, Florida.

EXHIBIT 1.2

SPACE LEASES/RENT ROLL

Walmart

Ground Lease dated May 20, 2009

First Amendment dated October 29, 2009

Letter dated June 23, 2010

Second Amendment dated August 11, 2010

Short Form and Memorandum of Lease dated January 13, 2011

Letter dated November 3, 2011

OfficeMax

Lease Agreement dated January 26, 1996

First Amendment dated August 10, 2011

Deal$

Lease Agreement dated February 26,

2008 Letter dated May 21, 2008

Humana CAC Florida Medical Centers plot

7 Lease dated June 30, 2011

Outback Steakhouse

Lease dated January 20, 1992

First Addendum dated January 8, 1997

Letter dated January 7, 1999 (consent to Mexican Restaurant)

Letter dated January 14, 1999

Letter dated January 29, 2002

Second Amendment dated October 5, 2005

Letter dated January 23, 2007

Option Memo dated February 20, 2007

Assignment and Assumption dated March 31, 2009

Third Amendment dated July 13, 2009

Fourth Amendment dated October 11, 2011

Coliseum of Comics

Lease dated April 1, 2010

Guaranty dated April 1, 2010

Letter dated June 4, 2010

Letter dated January 11, 2011

Mattress I One

Lease Agreement dated March 2, 2010

Letter dated May 6, 2010

Shoe Land

Lease dated September 3, 1996

First Amendment dated October 31, 2001

Second Amendment dated September 8, 2003

Third Amendment dated June 2, 2009

Letter dated June 26, 2009

Humana plot 4 (3,200 sr)

Lease dated June 5, 2008

Letter dated October 2, 2008

First Amendment dated December 8, 2011

Osaka Japanese

Lease Agreement dated April 22, 1988

First Amendment dated November 30, 1988

Amendment dated April 22, 1994

Amended and Restated Lease Agreement March 15, 2001

First Amendment dated October 1, 2008

Letter dated November 22, 2008

Second Amendment dated July 12, 2010

Maksc Occasions

Lease Agreement dated December 7, 2009

Guaranty dated December 7, 2009 Letter

dated December 21, 2009

Bellisima Hair Salon

Lease Agreement dated July 30, 2010

Guaranty dated July 30, 2010

Letter dated August 12, 2010

All PC Repair

Lease Agreement dated November 30, 2009

Letter dated December 14, 2009

Chinese Takeout

Lease Agreement dated October 22, 2003

Letter dated January 22, 2008

Ciggys for Less

Lease Agreement dated April 21, 2011

Guaranty dated April 21, 2011

Letter dated June 22, 2011

Domino’s Pizza

Lease Agreement dated April 23, 2007

Guaranty dated April 23, 2007

Letter Agreement dated May 17, 2007

Second Amendment dated July 7, 2007

Letter dated August 20, 2007

Letter Agreement dated September 2, 2008

Letter dated September 15, 2008

Third Amendment dated June 30, 2010

El Amigo Wireless

Lease Agreement dated March 7, 2002

Option Memo dated August 30, 2004

First Amendment dated March 1, 2009

Letter dated March 25, 2009

Game World

Lease Agreement dated June 16, 2011

Guaranty dated June 16, 2011

Letter dated September 20, 2011

H&R B lock

Lease Agreement dated November 1, 1992

First Amendment dated March 25, 1997

Second Amendment dated March 30, 2000

Third Amendment dated May 1, 2003

Letter dated June 6, 2006

Fourth Amendment dated March 28, 2006

Fifth Amendment dated June 2, 2009

Sixth amendment dated December 6, 2010

Kims Nails and Skincare

Lease Agreement dated May 11, 2011

Letter dated June 8, 2011

Sally Beauty

Lease Agreement dated June 22, 2007

First Amendment dated October 19, 2011

Perfume Outlet

Lease Agreement dated April 29, 2011

Guaranty dated April 29, 2011

Moorehead Professional Insurance

Lease Agreement dated April 19, 1999

Guaranty dated April 19, 1999

First Amendment dated March 15, 2002

Assignment and Assumption dated May 3, 2002

Second Amendment dated May 17, 2007

Letter dated June 28, 2007

Third Amendment dated October 1, 2008

Letter dated April 21, 2009

Delicia’s Café

Lease Agreement dated October 25, 2005

First Amendment dated October 17, 2008

Letter dated February 04, 2009

Three Angels Filipino Oriental

Lease Agreement dated September 23, 2008

Guaranty dated September 23, 2008

Letter Agreement dated November 14,

2008 Letter dated December 3, 2008

Travel Tours USA

Lease Agreement dated April 22, 2010

Letter dated December 8, 2010

Charter Recycling

License Agreement dated September 1, 2010

Corporate Services Consultants

Consulting Agreement dated May I, 2010

21

EXHIBIT 1.5

SERVICE CONTRACTS

Facilities Pro-Sweep — Sweeping/Porter Services dated March 20, 2012

Baker Commercial Landscaping, Inc — Landscape Services dated March 16, 2012

Blown Away — Pressure Washing dated March 16, 2012 Chase

Security Service — Security dated April 11, 2012

EXHIBIT 3B(ii)(G)

INTENTIONALLY DELETED

EXHIBIT 4.2

SELLER’S DOCUMENTS

Leases, Amendments, Assignments, Addendums, Commencement Date Letters and Letter Agreements for all tenants

2.	Owner’s Title Insurance Policy & underlying title exceptions noted in the policy

3.	All Environmental site assessment and other reports in Seller’s possession or control including, but not limited to, Phase 1, Phase II, No Further Action Letters and the like, geotechnical reports and the like, and all Environmental correspondence

4.	Real Estate Bills and Appeals - 3 year historical

5.	Operating Budget — Current year

6.	Income Statements — YTD and/year historical (by Quarter)

7.	CAM, Real Estate Tax and Insurance Reconciliations - 3 year historical

8.	Tenant Delinquency Report - Current and previous 3 calendar years

9.	Schedule of Pending Leases: LOI’s Under Negotiation; Lenses Out for Signature

10.	ALTA As-Built Survey

EXHIBIT 6.1

INTENTIONALLY DELETED

EXHIBIT 10.2

PENDING LITIGATION

None

EXHIBIT 11.3(B)(a)

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT, made this              day of                         , 20             by and between                         , a                 , (“Assignor”) and                             , a (“Assignee”).

WITNESSETH:

Assignor is landlord under all those certain leases described on Exhibit “A” attached hereto and made a part hereof (“Leases”) relating to the property described on Exhibit “B” attached hereto and made a part hereof.

Assignor desires to assign to Assignee, and Assignee desires to accept the assignment from Assignor of all of Assignor’s right, title and interest in and to the Leases.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Assignor hereby transfers, assigns and sets over unto Assignee all of Assignor’s right, title and interest in and to the Leases, including, without limitation, all of Assignor’s right, title and interest in and to the security deposits listed on Schedule A attached hereto and incorporated herein. Assignor hereby indemnifies, agrees to defend and holds Assignee harmless of and from any and all loss, cost, damage, liability and expense, including but not limited to attorneys’ fees and costs, that may be incurred by Assignee on account of any breach or alleged breach by Assignor as landlord under the Leases relating to acts, occurrences or omissions to act predating the date hereof

2. Assignee hereby accepts the foregoing assignment and assumes all of Assignor’s obligations under the Leases arising from and after the date hereof (including without limitation any that relate to the security deposits assigned and transferred to Assignee hereby). Assignee hereby indemnifies, agrees to defend and holds Assignor harmless of and from any and all loss, cost, damage, liability and expense, including but not limited to attorneys’ fees and costs, that may be incurred by Assignor on account of any breach or alleged breach by Assignee as landlord under the Leases relating to acts, occurrences or omissions to act from and after the date hereof.

3. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title: